Exhibit 10.1
INTRA-CELLULAR THERAPIES, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
(adopted June 30, 2014; amended March 30, 2016, December 14, 2017, June 18, 2018, February 26, 2020, June 21, 2021, May 5, 2022, April 27, 2023 and April 22, 2024)
The Board of Directors of Intra-Cellular Therapies, Inc. (the “Company”) has approved the following Non-Employee Director Compensation Policy (this “Policy”), which establishes compensation to be paid to non-employee directors of the Company, to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors.
Applicable Persons
This Policy shall apply to each director of the Company who is not an employee of, or compensated consultant to, the Company or any Affiliate (each, an “Outside Director”). “Affiliate” shall mean an entity which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.
Compensation
A. General Compensation Limits
The following limits shall be in effect for payments and compensation to be paid to each Outside Director:

Annual Equity Grant Limits for Outside Directors:
The Annual Equity Grant (defined below) provided to each Outside Director will not exceed the 75th percentile of the total annual equity awards for the Company’s Outside Director Compensation Peer Group (defined below), based on the total grant date fair value of the equity awards (the “Annual Equity Grant Limit”)

Initial Equity Grant Limits for Newly-Appointed or Elected Outside Directors:
The Initial Equity Grant (defined below) provided to each newly-appointed or elected Outside Director will not exceed 1.75 times the most recent Annual Equity Grant made to Outside Directors, based on the total grant date fair value of the equity awards (the “Initial Equity Grant Limit”)

Grant Date for Annual Equity Awards:	The Company will not grant Annual Equity Awards to Outside Directors on the same date that the Company grants annual equity awards to the Company’s executive officers. In addition, any final deliberations or voting on the compensation of the Outside Directors (including any changes to the annual compensation package) will be made at a different Board (or committee) meeting than any final deliberations or voting on the compensation of executive officers (including any changes to the annual compensation package).

The preceding limits will remain in effect until July 1, 2027, unless otherwise amended and approved by a vote of the Company's stockholders.

Outside Director Compensation Peer Group: The Compensation Committee will use its reasonable judgment to select publicly traded, national and regional companies in the biopharmaceutical industries: (a) whose number of employees, stage of development, and relative complexity of clinical trials are similar to the Company’s; (b) that are pre-revenue or had a recent commercial product launch; (c) with market values of approximately 0.25 times to four times the Company’s market capitalization at the time; (d) against which the Company believes it competes for executive talent; and (e) whose compensation and financial data are available in proxy statements or through widely available compensation surveys (as such group is approved by the Compensation Committee, the “Outside Director Compensation Peer Group”). The Compensation Committee will annually (i) assess the Outside Compensation Peer Group and (ii) retain an independent compensation consultant and make a determination as to its independence. The independent compensation consultant will assist in the identification of the Outside Director Compensation Peer Group and will provide an annual update on recent developments and best practices concerning non-employee director and executive compensation matters to the Compensation Committee.
B. Equity Grants

1. Annual Stock Option Grants
Subject to the Annual Equity Grant Limit set forth in Section A above, each Outside Director shall be granted, under the Company’s Amended and Restated 2018 Equity Incentive Plan or any successor plan (the “Equity Plan”), (i) a non-qualified stock option to purchase the number of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), having an aggregate grant date fair value of $675,000, valued based on a Black-Scholes valuation method (rounded down to the nearest whole share) (an “Annual Option Grant”), (ii) a restricted stock unit for the number of shares of Common Stock, having an aggregate grant date fair value of $675,000, valued based on the closing price of the Common stock on The Nasdaq Global Select Market (or such other securities exchange on which the Common Stock is then traded) (rounded down to the nearest whole share) (an “Annual RSU Grant”) or (iii) a non-qualified stock option to purchase a number of shares of Common Stock and a restricted stock unit for a number of shares of Common Stock having a combined aggregate grant date fair value of $675,000, with the non-qualified stock option valued in accordance with (i) above and the restricted stock unit valued in accordance with (ii) above (an “Annual Option and RSU Grant”), each year on or about the date of the Company’s annual meeting of stockholders (the Annual Option Grant, the Annual RSU Grant or the Annual Option and RSU Grant, as the case may be, the “Annual Equity Grant”); provided that the Annual Equity Grant made in connection with the 2027 Annual Meeting of Stockholders will be made solely in the form of an Annual RSU Grant (and not in the form of an Annual Option Grant or an Annual Option and RSU Grant); and provided, further, that the total aggregate grant date fair value of the Annual Equity Grant, calculated in accordance with this paragraph, shall not exceed the Annual Equity Grant Limit.
The foregoing Annual Equity Grants shall commence with the 2023 Annual Meeting of Stockholders.
2. Initial Stock Option Grants for Newly Appointed or Elected Directors
Subject to the Initial Equity Grant Limit set forth in Section A above, each new Outside Director shall be granted, under the Equity Plan, either (i) a non-qualified stock option to purchase the number of shares of Common Stock having an aggregate grant date fair value of $1,000,000, valued based on a Black-Scholes valuation method (rounded down to the nearest whole share) (an “Initial Option Grant”), (ii) a restricted stock unit for the number of shares of Common Stock, having an aggregate grant date fair value of $1,000,000, valued based on the closing price of the Common stock on The Nasdaq Global Select Market (or such other securities exchange on which the Common Stock is then traded) (rounded down to the nearest whole share) (an “Initial RSU Grant”), or (iii) a non-qualified stock option to purchase a number of shares of Common Stock and a restricted stock unit for a number of shares of Common Stock having a combined aggregate grant date fair value of $1,000,0000, with the non-qualified stock option valued in accordance with (i) above and the restricted stock unit valued in accordance with (ii) above (an “Initial Option and RSU Grant”), on or about the date that the Outside Director is first appointed or elected to the Board of Directors (the Initial Option Grant, the Initial RSU Grant or the Initial Option and RSU Grant, as the case may be, the “Initial Equity Grant”); provided that any Initial Equity Grant made on or after January 1, 2027 will be solely in the form of an Initial RSU Grant (and not an Initial Option Grant or an Initial Option and RSU Grant);

and provided, further, that the total aggregate grant date fair value of the Initial Equity Grant, calculated in accordance with this paragraph, shall not exceed the Initial Equity Grant Limit.
3. Terms of Equity Grants
All Annual Equity Grants and Initial Equity Grants to Outside Directors under this Policy shall vest in one year on the anniversary of the date of grant, subject to the Outside Director’s continued service on the Board of Directors. Annual Option Grants and Initial Option Grants shall have a term of ten years, and shall have an exercise price equal to the fair market value of the Company’s Common Stock as determined under the Equity Plan on the date of grant. The Annual Equity Grants and Initial Equity Grants shall become fully vested immediately prior to a Change of Control (as defined below).
“Change of Control” means the occurrence of any of the following events: (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions; or (ii)(a) a merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (b) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring stockholder approval.
C. Cash Fees or Fully-Vested Stock or Fully Vested Stock Options in Lieu of Cash Fees
1. Annual Cash Fees
The following annual cash fees shall be paid to the Outside Directors serving on the Board of Directors and the Audit Committee, Compensation Committee and Nominating and Governance Committee, as applicable.

Board of Directors or Committee of Board of Directors	Annual Retainer Amount for Chair (or Lead Independent Director, as applicable)	Annual Retainer Amount for Other Members
Board of Directors	$80,000	$50,000

Audit Committee	$25,000	$12,000

Compensation Committee	$20,000	$10,000

Nominating and Governance Committee	$12,750	$5,000

2. Payment Terms for All Cash Fees
Cash fees payable to Outside Directors shall be paid quarterly in arrears as of the last business day of each fiscal quarter.
Following an Outside Director’s first election or appointment to the Board of Directors, such Outside Director shall receive his or her cash compensation pro-rated during the first fiscal quarter in which he or she was initially appointed or elected for the number of days during which he or she provides service. If an Outside Director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash payment on a pro-rated basis through his or her last day of service that shall be paid on the last business day of the fiscal quarter.
3. Election to Receive Fully-Vested Shares of Common Stock or Fully Vested Stock Options in Lieu of Annual Cash Fees
In lieu of all or a portion of the annual cash fees, an Outside Director may elect by prior written notice to the Company to receive fully-vested shares of Common Stock (a “Stock Award”) or fully-vested non-qualified stock options under the Equity Plan on the last business day of each fiscal quarter for the equivalent value of the cash fees due. Such grant shall be made automatically and without any action on the part of the Board of Directors under the Equity Plan. The number of shares with respect to a Stock Award shall be calculated by dividing the cash fees as determined above by the fair market value of the Common Stock as determined under the Equity Plan on the last business day of each fiscal quarter (rounded down to the nearest whole share). Should the Outside Director elect to receive stock options, the number of shares underlying a stock option shall be calculated by determining the number of shares that is equivalent to the cash fees due as determined above using the Black Scholes value applicable to the Company’s stock option grants calculated on the last business day of each fiscal quarter (rounded down to the nearest whole share). Each stock option grant shall have a term of ten years, unless the Director ceases serving as a member of the Board of Directors, and shall have an exercise price equal to the fair market value of the Company’s Common Stock as determined under the Equity Plan on the date of grant.
Expenses
Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors and Committees thereof or in connection with other business related to the Board of Directors. Each Outside Director shall abide by the Company’s travel and other expense policies applicable to Company personnel.
Amendments
The Compensation Committee or the Board of Directors shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.